US SolarTech Inc.

May 19, 2009

Dr. Chaun Li
72 Gold Street, Apt. 1
North Arlington, NJ 07031

Dear Dr. Li:

US SolarTech Inc. (the "Company") looks forward to your joining the Company and we believe that you can make a positive impact to our Company's future growth and is pleased to confirm the terms of your employment offer.

Specifically,

1. During your employment, which will begin on June 1, 2009, you will hold the position of "Post Doctoral Scientist" and report to Peter Hansen at this time. You will be working out of the manufacturing offices in Southbridge MA; however, you may also be required to travel, not more than an estimated 15-35% of the time.

2. Your annual base compensation will be $65,000, based on full-time employment. You will be paid semi-monthly and will be entitled to two (2) weeks vacation per year. Base compensation is subject to annual reviews; however, adjustments, if any, are subject to Company as well as individual performances. In addition, you will receive up to $5,000.00 relocation expenses during the six (6) month transition period. The Company will also pay, up to the sum of $5,000.00, for the assistance in your securing H1B and permanent residence status.

3. You will be eligible to participate in any other employee benefits plan, including for example the medical health plan paid presently by the Company, the dental plan offered but paid for by the employee and the option to purchase disability or life insurance when and if the plans become available through the Company, as well as a 401k plan when such plans are provided by the Company.

4. In addition, you will be eligible for a cash incentive bonus and a stock option award, both at the discretion of the Board of Directors. Any such awards will be based on

the Company's results for the year as well as individual achievement (No assurance can be made that a cash bonus, if any, will be paid).

5. As a condition of employment, you will be required to sign and comply with the Company's Confidentiality and Non-Competition Agreement, the Company's Non-Disclosure Agreement, the Company's Insider Trading Agreement and other similar agreements as required.

Please confirm that the foregoing agrees with your understanding of our arrangement by signing, below, in the space provided.

Very truly yours,

Charles De Luca
Executive Vice President

Accepted to and agreed by:

05/26/2009

Dr. Chaun Li Date

(OfferLetterDr.Li052009.doc)

199 Main Street • Suite 705 • White Plains, NY 10601 • U.S.A • Telephone: 914-272-7015 • E-Fax: 707-982-7892